PHILLIPS-VAN HEUSEN CORPORATION

                  LONG-TERM INCENTIVE PLANS

	The Board of Directors of Phillips-Van Heusen Corporation (the "Company"), upon the recommendation of the Compensation Committee, adopted in June 1999 long-term incentive plans for the 21-month period ending February 4, 2001 and the 33-month period ending February 3, 2002. The participants in the plans are the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

	The payment of cash awards under each of the plans requires the Company to achieve both earnings growth and improvement in return on equity over the applicable performance cycle.
Threshold, plan and maximum targets were established for each of the criteria, for each performance cycle, and awards were established for achievement of each of the targets. Awards are based on a percentage of a participant's base salary. The percentage is lowest for achievement of the threshold targets and is the highest if the maximum targets are achieved or exceeded. If the level of achievement falls between two of the targets, the award will be on a percentage of the participant's base salary that is on a straight-line interpolation between the percentages for the two targets. The percentage of base salary that a participant can earn as an award differs among the participants. No awards are earned if the threshold targets are not satisfied.

	The amount of a participant's award, if any, will be determined by the Compensation Committee, by the end of the first quarter of the fiscal year immediately following the end of the applicable performance cycle. Payment of such awards will be made as soon as practicable thereafter.

	In the event of the death or disability of a participant during a performance cycle, the participant or his estate will receive the award, if any, which would otherwise have been payable to the participant for such performance cycle, pro rated to reflect the portion of the performance cycle worked by the participant. In order to remain eligible to receive an award, a participant must be employed by the Company on the payment date therefor or must have died, become disabled, retired under the Company's retirement plan or have been discharged without cause subsequent to the end of the performance cycle but prior to the date the award is paid.